UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) or 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                COMMONCACHE, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


         Florida                                          65-1129569
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  (State of Incorporation)                             (I.R.S. Employer
                                                          Identification No.)


    6991 Athena Dr., Lake Worth, FL                        33463
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(Address of principal executive offices)                 (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:


         Title of each class               Name of each exchange of which
         to be so registered               each class is to be registered
--------------------------------------------------------------------------------
           Not applicable                          Not applicable



If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box. [_]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. [_]

Securities  Act  registration  statement file number to which this form relates:
No. 333-70868

Securities to be registered pursuant to Section 12(g) of the Act:

   COMMON STOCK, PAR VALUE OF $0.001
   -------------
 (Title of Class)

Item 1. Description of Registrant's Securities to be Registered.

     The description of the Common Stock of the Company is set forth under the caption "Description of Securities" in the Company's Registration Statement on Form SB-2 (File No. 333-70868) as filed with the Securities and Exchange Commission on October 3, 2001, as amended (the "Registration Statement"), and in the prospectus included in the Registration Statement, is hereby incorporated by reference in response to this item.


Item 2. Exhibits


     Exhibit
     Number      Description
     -------     -----------------------
       3.1       Articles of Incorporation (1)
       3.2       By-Laws (1)
       4.1       Specimen Stock Certificate (1)
       5.1       Amendment to Articles of Incorporation (2)

(1) Incorporated herein by reference from the Registrant's Form SB-2 Registration Statement filed with the Securities and Exchange Commission (SEC File No. 333-70868) on October 3, 2001. Such exhibits are incorporated by reference pursuant to Rule 12b-32.

(2) Incorporated herein by reference from the Registrant's Form 8K filed with the Securities and Exchange Commission (SEC File No. 333-132401) on September 28, 2006. Such exhibit is incorporated by reference pursuant to Rule 12b-32.



                                   SIGNATURES

     In accordance with Section 12 of the Exchange Act of 1934, the Registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 29th day of January 2007.


                               COMMONCACHE, INC.


By:      /s/ Jeff Reidy
         ------------------
         Jeff Reidy
         President, Chief Executive Officer